VIA FACSIMILE AND U.S. MAIL

                                                     	March 10,
2006

Kenneth W. Smith
Senior Vice President and Chief Financial Officer
Circor International, Inc.
25 Corporate Drive, Suite 130
Burlington, MA 01803-4238

	RE:	Form 10-K for Fiscal Year Ended December 31, 2005
Form 10-K for Fiscal Year Ended December 31, 2004
Forms 10-Q for Quarters Ended April 3, 2005, July 3, 2005 and
October 2, 2005
      File No. 1-14962

Dear Mr. Smith:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, Nudrat Salik, Staff Accountant, at
(202) 551-3692.


							Sincerely,


							Rufus Decker
	Accounting Branch Chief








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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE